Filed Pursuant to Rule 433
Registration No. 333-211879
January 15, 2019

The following information is a Summary of Material Modifications/Notice of Changes relating to certain investment options under the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers (the "Plan").  For more information about each of the investment options offered under the Plan (except for the LNC Stock Fund), you should log on to Nolan Financial Group's website at: www.nolanlink.com, or contact Nolan's Deferred Compensation Customer Service Line at 888-907-8633.

Investment Fund Changes:

Effective February 14, 2019, the following changes will take effect for the investment funds available under the Plan:

Removing:	New fund being added Assets and elections will be mapped to:
State Street Russell Large Cap Index Fund – Class C (aka - State Strt Russell Lrg Cap Idx NI Srs - on LincolnFinancial.com)	State Street S&P 500 Index Fund - Class N Ticker: CMDVM Expense %: 0.023

No action is required.  Any asset balances in, or contribution elections going to, the fund being removed will automatically map (or transfer) during the period described below to the new investment option, the State Street S&P 500 Index Fund – Class N.

If, however, you do not wish for an automatic mapping of these assets, please keep in mind that you can change your investment elections on your own at any time.  If you have assets in the fund being removed, you can transfer the balance of that fund to any available alternative funds under the Plan by initiating a transfer prior to 4:00 p.m. ET on February 13, 2019.  In addition, you can make changes to your future contribution elections (if applicable) for the fund being removed.  Of course, you could also wait until after the automatic mapping occurs if you wish to exchange funds or change where your future contributions are invested.

Any transactions requested on February 14, 2019 (such as fund transfers, loans or distribution transactions) will not be processed while the fund change is being made.  Your account, however, will remain fully invested during the change.

Variable return investments
Investment options		Average annual total returns as of September 30, 2018
Morningstar Category Index (Benchmark) Mutual Fund or Collective Investment Trust Name	Ticker	1 Year	3 Year	5 Year	10 Year	Inception Date
Retirement Income Custom Index* State Street Target Retirement Income Fund – Class W	CMDIW	2.74 3.24 3.21	5.19 5.35 5.32	3.98 3.94 3.91	5.19 N/A N/A	7/1/2009
Target Date -2015 Custom Index* State Street Target Retirement 2015 Fund – Class W	CMDLW	4.22 3.74 3.72	7.03 6.37 6.36	5.34 4.94 4.93	6.47 N/A N/A	10/1/2009
Target Date -2020 Custom Index* State Street Target Retirement 2020 Fund – Class W	CMDMW	4.70 5.01 5.00	7.50 8.08 8.07	5.57 6.14 6.14	6.56 N/A N/A	7/1/2009
Target Date -2025 Custom Index* State Street Target Retirement 2025 Fund – Class W	CMDNW	5.86 6.42 6.40	8.82 9.70 9.69	6.39 7.20 7.19	7.36 N/A N/A	10/1/2009
Target Date 2030 Custom Index* State Street Target Retirement 2030 Fund – Class W	CMDOW	6.95 7.17 7.13	9.90 10.53 10.52	7.06 7.71 7.71	7.56 N/A N/A	7/1/2009
Target Date -2035 Custom Index* State Street Target Retirement 2035 Fund – Class W	CMDPW	8.06 7.93 7.90	11.03 11.29 11.28	7.75 8.13 8.13	8.24 N/A N/A	10/1/2009
Target Date 2040 Custom Index* State Street Target Retirement 2040 Fund – Class W	CMDQW	8.64 8.54 8.51	11.55 11.94 11.94	8.06 8.47 8.48	8.20 N/A N/A	7/1/2009
Target Date 2045 Custom Index* State Street Target Retirement 2045 Fund – Class W	CMDRW	9.24 9.13 9.12	12.12 12.49 12.50	8.41 8.74 8.75	8.58 N/A N/A	10/1/2009
Target Date -2050 Custom Index* State Street Target Retirement 2050 Fund – Class W	CMDSW	9.27 9.15 9.13	12.15 12.50 12.50	8.45 8.74 8.75	8.38 N/A N/A	11/1/2009

Variable return investments
Investment options		Average annual total returns as of September 30, 2018
Morningstar Category Index (Benchmark) Mutual Fund or Collective Investment Trust Name	Ticker	1 Year	3 Year	5 Year	10 Year	Inception Date
Target Date 2055 Custom Index* State Street Target Retirement 2055 Fund – Class W	CMLFW	9.53 9.15 9.14	12.37 12.50 12.51	8.75 8.74 8.76	9.09 N/A N/A	5/1/2011
Target Date 2060+ Custom Index* State Street Target Retirement 2060 Fund – Class W	CMPRW	9.74 9.15 9.14	12.64 12.50 12.51	8.44 N/A N/A	N/A N/A N/A	4/1/2015
Intermediate-Term Bond Barclays US Aggregate Bond Index State Street U.S. Bond Index Fund - Class K	CM7FN	-1.07 -1.22 -1.27	1.65 1.31 1.27	2.16 2.16 2.13	4.25 N/A N/A	5/1/2009
Large Blend S&P 500 Composite Index State Street S&P 500 Index Fund - Class N	CMDVM	15.39 17.91 17.87	15.18 17.30 17.29	11.91 13.95 13.92	10.84 11.97 11.97	5/31/2011
Small Blend Russell Small Cap Completeness Index State Street Russell Small/Mid Cap Index Fund - Class K	CMK4N	12.03 16.13 16.04	14.67 16.27 16.17	9.72 11.43 11.38	10.71 12.33 12.31	7/1/2002
Foreign Large Blend MSCI ACWI Ex USA IMI Index State Street Global All Cap Equity Ex US Index Fund – Class K	CMLHM	1.51 1.79 1.98	8.74 10.14 10.39	4.10 4.39 4.62	5.04 N/A N/A	4/1/2011
Intermediate-Term Bond Bloomberg Barclays US Aggregate Index Macquarie Diversified Income (CIT)		-1.07 -1.22 -1.49	1.65 1.31 1.87	2.16 2.16 2.56	4.25 2.47 2.81	6/29/2011
Inflation Protection Barclays US TIPS Index/ Bloomberg Commodity IndexSM/ Dow Jones US Real Estate Investment Trust Index PIMCO Diversified Real Asset CIT		0.41 2.61 2.58	1.92 3.04 3.37	0.93 1.19 1.02	2.89 N/A N/A	10/30/2009

Variable return investments
Investment options		Average annual total returns as of September 30, 2018
Morningstar Category Index (Benchmark) Mutual Fund or Collective Investment Trust Name	Ticker	1 Year	3 Year	5 Year	10 Year	Inception Date
Large Value Russell 1000 Value Index Macquarie Large Cap Value Trust	DELAL CV	10.84 9.45 16.06	13.47 13.56 15.60	10.19 10.72 12.26	9.69 11.83 13.57	06/29/2011
Large Growth S&P 500 Composite Index American Funds Growth Fund of Amer R6	RGAGX	23.22 17.91 22.71	17.67 17.31 19.41	14.01 13.95 14.91	12.58 11.97 12.75	12/01/1973
Small Value Russell 2000 Value Index Delaware Small Cap Value Fund R6	DVZRX	8.37 9.33 7.83	13.74 16.12 N/A	8.30 9.91 N/A	9.99 9.52 N/A	05/02/2016
Small Growth Russell 2500 Growth TR USD Macquarie SMID-Cap Growth Trust	DELAS CG	24.40 23.13 29.74	18.36 17.96 19.34	11.73 12.88 14.49	12.57 13.36 13.72	06/29/2011
Foreign Large Blend MSCI EAFE Index Dodge & Cox International Stock	DODFX	1.51 2.74 -5.26	8.74 9.23 8.20	4.10 4.42 3.74	5.04 5.38 5.90	05/01/2001
Foreign Large Growth MSCI ACWI Ex US Growth Index MFS International Growth Eq CIT-Cl 4	MFSC4	4.03 3.08 9.68	10.25 10.59 13.81	5.73 5.32 7.04	6.40 5.83 8.19	06/12/2007
Financial ---- Lincoln Stock Fund	LNC	6.62 - 6.18	13.43 14.37	10.60 11.50	8.22 5.62
*The custom benchmark index is a composite of S&P¨ 500, Russell Small Cap Completeness¨ Index, Bloomberg Roll Select Commodity IndexSM, MSCI ACWI ex USA IMI Index, Bloomberg Barclays U.S. Long Government Bond Index, Bloomberg Barclays U.S. Aggregate Bond Index, Bloomberg Barclays U.S. TIPS Index, Bloomberg Barclays 1-10 Year Government Inflation-Linked Bond Index, Bloomberg Barclays U.S. High Yield Very Liquid Bond Index, Bloomberg Barclays U.S. 1-3 Year Government/Credit Bond Index, FTSE EPRA/NAREIT Developed Liquid Index

This Summary of Material Modifications contains important information about the Plan and should be kept with your Summary Plan Description/Prospectus.

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All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternately, the issuer will arrange to send you the prospectus if you request it by contacting Nolan's Deferred Compensation Customer Service Line at 888-907-8633.